BlackRock MuniHoldings Insured Fund, Inc.

FILE #811-08707

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/2/2006	COMMONWEALTH OF PUERTO RICO	835,650,000	605,000

Morgan Stanley, Goldman Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc.,  J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co.,  Popular Securities, Inc., Raymond James & Associates, Ramirez & Co. Inc., Wachovia Bank, National Association, UBS Securities LLC

2/08/07	DALLAS TEX AREA RAPID TRAN SALES	770,270,000	1,670,000

Goldman, Sachs & Co.; Siebert Brandford Shank & Co., LLC; Banc of America Securities LLC; Popular Securities; First Albany Capital Inc.; Merrill Lynch & Co.; Morgan Keegan & Company, Inc.; Ramirez & Co., Inc.; Southwest Securities; Walton, Johnson & Company

2/16/07	PUERTO RICO COMMONWEALTH HIGHWAY & TRANS	2,184,860,553	1,000,000

Citigroup; Goldman, Sachs & Co.; RBC Capital Markets; Banc of America Securities LLC; BBVAPR MSD; JP Morgan; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; Raymond James & Associates, Inc.; Samuel A. Ramirez & Co.; Santander Securities; UBS Investment Bank; Wachovia Bank, National Association

BlackRock MuniHoldings Insured Fund, Inc.

FILE #811-08707

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/14/07	LEE MEM HEALTH SYS	270,850,000	3,000,000	SunTrust Capital Markets, Inc.; Banc of America Securities LLC; Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated